EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 24, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, on October 1, 2006), accompanying the financial statements included in the Annual Report of Pharmasset, Inc. on Form 10-K for the year ended September 30, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statement of Pharmasset, Inc. on Form S-8 (File No. 333-142630, effective May 4, 2007).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

December 24, 2007